Exhibit 23(a)





                 CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8), pertaining to the Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited and to the incorporation by reference therein and in the related prospectus of our report dated February 23, 1998, with respect to the consolidated financial statements and schedule of Phillips Petroleum Company included in its Annual Report (Form 10-K) for the year ended December 31, 1997, as amended, filed with the U.S. Securities and Exchange Commission.


                               /s/ Ernst & Young LLP
                                   -----------------
                                   ERNST & YOUNG LLP

Tulsa, Oklahoma
October 13, 1998